EXHIBIT 12

                  FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

                                                                 Year Ended August 31

                                            1994            1995           1996            1997            1998

                                                                 (Amounts in Thousands)
Earnings:
  Pretax Income (Loss)............    $     78,766    $   197,641     $   155,754      $   163,672     $    55,025

  Minority Interest in Income
      of Consolidated
      Subsidiary that has
      Fixed Charges...............             333          9,793           7,604           10,586           8,346

  Minority Interest in Loss of
      Consolidated Subsidiary ....          (4,855)            -0-           (221)          (1,902)         (1,341)

  Equity Interest in Loss
      (Income) (Earnings less
      distributions) of
      Investees (A)...............             603           (623)            574             (868)        (56,531)

  Distributions from
      Investees (A)...............              -0-            -0-             -0-               5          57,620

  Total Fixed Charges
      (excluding interest
      capitalized)................          64,838          68,271         76,658           79,247     $    94,960


Total Earnings....................    $    139,685    $    275,082    $   240,369      $   250,740     $   158,079


Fixed Charges:
  Interest (including amounts
      capitalized and amortization
      of debt issuance costs) and
      preferred dividends.........    $     52,301    $     55,501    $    65,365      $    68,103     $    85,021

  Estimated Interest Component
      of Rentals..................          12,898          13,494         12,926           15,127          19,483



Total Combined Fixed Charges......    $     65,199    $     68,995    $    78,291      $    83,230     $   104,504



Ratio of Earnings to
  Combined Fixed Charges..........           2.1             4.0             3.0             3.0             1.5


(A) For 1994 through 1997, equity interest and distributions shown represent less-than-50%-owned Investees. For 1998, equity interest and distributions shown represent 50%-owned and less-than-50%-owned Investees.